Exhibit 99.1

Starry Group Holdings, Inc.

38 Chauncy Street, Suite 200

Boston, MA 02111

April 25, 2022

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, New York 10004

Attn: Compliance Department

Re:	Notice of Change in Warrant Conversion Price (CUSIP # 85572U 110)

To the addressee set forth above:

Reference is made to that certain Warrant Agreement, dated as of October 8, 2020, by and between FirstMark Horizon Acquisition Corp., a Delaware corporation (“FirstMark”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent” or “you”), as warrant agent, and that certain Warrant Assignment, Assumption and Amendment Agreement, dated as of March 28, 2022, by and among Starry Group Holdings, Inc., a Delaware corporation (the “Company”), FirstMark and the Warrant Agent (as amended, the “Warrant Agreement”), pursuant to which the Company assumed the obligations of FirstMark under such agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Warrant Agreement.

Pursuant to Section 4.4 of the Warrant Agreement, if (x) FirstMark issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any shares of Class B common stock, par value $0.0001 per share, of FirstMark held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of FirstMark’s initial Business Combination on the date of the completion of the FirstMark’s initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Common Stock during the twenty (20) trading day period starting on the trading day prior to the day on which FirstMark consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant Price shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described in Sections 6.1 and 6.2 of the Warrant Agreement shall be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price and the $10.00 per share redemption trigger price described in Section 6.2 of the Warrant Agreement shall be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

On March 28, 2022, the Business Combination was consummated and (x) the Company issued shares of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and securities exchangeable for shares of Class A Common Stock at an issue price of $7.50 per share (i.e., the Newly Issued Price) for capital raising purposes in connection with the closing of the Business Combination, (y) the aggregate gross proceeds from such issuances represented more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions), and (z) the Market Price has been determined to be $7.94 per share.

As a result, pursuant to Section 4.4 of the Warrant Agreement, (i) the Warrant Price was adjusted to $9.13 per 1.2415 shares of Class A Common Stock, representing 115% of $7.94, (ii) the $18.00 per share redemption trigger price described in Section 6.1 and Section 6.2 of the Warrant Agreement was adjusted to $14.29 per share, representing 180% of $7.94, and (iii) the $10.00 per share redemption trigger price described in Section 6.2 of the Warrant Agreement was adjusted to $7.94 per share.

Pursuant to and in satisfaction of the Company’s obligations under Section 4.6 of the Warrant Agreement, this letter hereby notifies you of the adjustment to the Warrant Price pursuant to Section 4.4 of the Warrant Agreement:

Date of Adjustment	Original Warrant Price	Adjusted Warrant Price
April 22, 2022	$11.50	$9.13

The Warrant Agent is hereby authorized and instructed to issue notice on behalf of the Company, in customary form, to each Registered Holder as required by the Warrant Agreement.

Except as expressly set forth in this letter, the terms and provisions of the Warrant Agreement shall remain unmodified, and the terms and provisions of the Warrant Agreement, as amended hereby, shall remain in full force and effect and are hereby ratified and confirmed.

If you have any questions please feel free to contact William Lundregan, the Company’s Chief Legal Officer, via email at wlundregan@starry.com.

[Signature Page to Follow]

Sincerely,

Starry Group Holdings, Inc.

By:	/s/ William Lundregan
Name: William Lundregan
Title: Chief Legal Officer